Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AKTIS ONCOLOGY, INC.

Aktis Oncology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of Aktis Oncology, Inc. has adopted resolutions setting forth proposed amendments to the Fifth Amended and Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and recommending said amendments to the stockholders of the corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED: That it is advisable and in the best interests of the Corporation to amend the Corporation’s Fifth Amended and Restated Certificate of Incorporation (the “Certificate of lncorporation”) as set forth below:

1.	The first sentence immediately following the heading “FOURTH:”, at the beginning of Article FOURTH, shall be deleted with the following inserted in its place:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 286,367,500. The Corporation has two classes of stock, referred to as Common Stock and Preferred Stock. There are (i) 156,800,000 shares of authorized Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 129,567,500 shares of authorized Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

SECOND: That thereafter, in lieu of meeting and vote of the stockholders, the stockholders have given written consent to the foregoing resolutions and amendments in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, said Aktis Oncology, Inc. has caused this Certificate to be signed by a duly authorized officer of this Corporation on this 11th day of November 2025.

AKTIS ONCOLOGY, INC.
By:	/s/ Matthew Roden, Ph.D.
Name: Matthew Roden, Ph.D.
Title: Chief Executive Officer